UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut
(203) 517-3100

April 8, 2011

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") on May 16, 2011, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        Accompanying this Proxy Statement is the Company's 2010 Annual Report to Stockholders.

        We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,
Michael P. Connors Chairman and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut
(203) 517-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2011

TO THE STOCKHOLDERS:

        Notice is hereby given that the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") will be held at the Company's offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut on May 16, 2011, at 10:00 a.m. Eastern Time, for the following purposes:

          1.     To elect one director to serve for a three-year term and until his successor has been elected and qualified.

          2.     To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

          3.     To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.

          4.     To determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

          5.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 31, 2011 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

        Beginning April 8, 2011, this Notice and this Proxy Statement are being sent to stockholders of record.

By Order of the Board of Directors,
Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
April 8, 2011

IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. You can vote your shares by completing and returning your proxy card. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions on the proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation ("ISG," "Company," "we," "us," and "our"), for use at its Annual Meeting of Stockholders to be held on May 16, 2011 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 8, 2011.

        Pursuant to new e-proxy rules promulgated by the SEC, we are providing access to this Proxy Statement and our 2010 Annual Report to Stockholders (collectively, "proxy materials") both by sending you this full set of proxy materials as well as a proxy card and by notifying you of the availability of our proxy materials on the Internet. New SEC rules allow companies to avoid sending to their stockholders paper copies of their proxy materials if, instead, they furnish the proxy materials over the Internet and mail to their stockholders a Notice of Internet Availability of Proxy Materials. Companies, however, are not required to use e-proxy and, in lieu of doing so, may continue to send to stockholders a full set of their proxy materials. We have chosen to follow this latter approach, but are still obligated to provide you with the following notice:

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 16, 2011

        The Notice of Annual Meeting of Stockholders, Proxy Statement and 2010 Annual Report to Stockholders are available free of charge at www.informationsg.com.

SOLICITATION AND VOTING

        Only stockholders of record as of the close of business on March 31, 2011 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of that time, we had 36,268,623 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws require that a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on his behalf by his broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting until a quorum is present.

        The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the Annual Meeting and any adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily by mail, but our officers and regular employees may also solicit proxies by telephone, facsimile, via the Internet or in person. We also have retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. ISG expects to pay Innisfree approximately $8,500 plus expenses in connection with its solicitation of proxies.

        Stockholders whose shares are registered in their own names may vote by returning a proxy card. Please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted for the election of the nominee named in this Proxy Statement and in favor of the proposals described in this Proxy Statement. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Corporate Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

PROPOSAL NO. 1
ELECTION OF DIRECTOR

        Our amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Robert J. Chrenc and Gerald S. Hobbs constitute a class with a term that expires at this Annual Meeting (the "Class I Directors"); Kalpana Raina and Donald C. Waite III constitute a class with a term that expires at the annual meeting in 2012 (the "Class II Directors"); and Michael P. Connors and Robert E. Weissman constitute a class with a term that expires at the annual meeting in 2013 (the "Class III Directors"). On February 22, 2011, Mr. Chrenc passed away at the age of 66. Mr. Chrenc had served as a Director since 2006 and also served as the Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. A nominee has not been chosen for this Class I directorship, and such vacancy may be filled by the vote of a majority of the Board of Directors after the date of the Annual Meeting.

        The full Board of Directors has considered and nominated the following Class I nominee for a three-year term expiring in 2014: Gerald S. Hobbs. Action will be taken at the Annual Meeting for the election of this Class I nominee. Set forth below is information regarding the nominee to the Board of Directors for election as director.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Gerald S. Hobbs. The nominee has agreed to be named in this Proxy Statement and to serve if elected. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

        If a quorum is present and voting, the nominee receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than one nominee. Abstentions and broker non-votes will have no effect on the outcome of the vote.

        The nominee to the Board of Directors to serve until the third succeeding annual meeting of stockholders after his election and until his successor has been elected and qualified is:

Name	Age	Director Since
Gerald S. Hobbs	69	2008

        The principal occupations and qualifications of the nominee for director are as follows. There are no family relationships among any of our directors or executive officers.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at Boston Ventures. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He is currently a Director of BNA, Inc. and recently retired from The Nielsen Company board of directors.

        The Board of Directors recommends a vote "FOR" the nominee named above.

CORPORATE GOVERNANCE

Responsibilities of the Board of Directors

        Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

        The Board of Directors determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company's governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company's particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

        Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        Since March 2009, Mr. Robert E. Weissman has served as the Lead Independent Director. In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director also include:

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  leading the Board's processes for selecting and evaluating the Chief Executive Officer and Chairman;

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  presiding at all meetings of the Board at which the Chairman is not present;

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  calling additional meetings of the independent directors as appropriate;

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  assisting in scheduling Board meetings;

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  providing the Board of Directors with input as to the preparation of Board meeting agendas;

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  specifically requesting the inclusion of certain materials for Board meetings;

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  recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

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  acting as a liaison between the independent directors and the Chairman on sensitive issues.

        The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

        The Board of Directors believes that this structure is in the best interests of the Company at this time as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Board Composition

        The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

        After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate's election.

        When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Board focused primarily on the information discussed in each of the Board members' or nominees' biographical information set forth on pages 16 to 17. In particular, with regards to Mr. Connors, the Board considered his extensive knowledge of the Company's business and his position as Chief Executive Officer of the Company with the responsibility for the day-to-day oversight of the Company's business operations. With regards to Messrs. Chrenc, Hobbs, Waite and Weissman and Ms. Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regards to Mr. Chrenc, the Board of Directors considered his extensive experience as Chief Financial Officer of ACNielsen Corporation, a leading provider of marketing information, and as a partner at Arthur Andersen LLP, an international accounting and professional services firm. With regards to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regards, to Ms. Raina, the Board of Directors considered her role as a senior executive with The Bank of New York and her service on the Audit Committee of RealNetworks. With regards to Mr. Waite, the Board considered his extensive experience in management consulting as a Managing Director with McKinsey & Company and his service as one of three members of McKinsey's Office of the Managing Director. With regards to Mr. Weissman, the Board considered his extensive experience as Chairman and CEO of various information and media companies, including The Dun & Bradstreet Corporation and IMS Health Incorporated. In addition, in connection with the nomination of Mr. Hobbs for election as director at the 2011 Annual Meeting, the Board considered his valuable contributions to the Company's success during his years of Board service.

Director Independence

        Our Board of Directors has five directors and one vacancy and the Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, including those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are "independent" for purposes of the The Nasdaq Stock Market LLC ("Nasdaq") listing standards and federal securities laws. In the course of the Board of Directors' determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Executive Sessions

        Our independent directors hold regularly scheduled meetings at which only independent directors are present.

Meeting Attendance

        Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held eight meetings during 2010. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During 2010, each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served held during that period.

        This Annual Meeting will be our fourth annual stockholder meeting. ISG's policy is to invite each director to attend the Company's annual meeting of stockholders, but does not require attendance by all directors. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.

Committees of the Board of Directors

        The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter adopted by the Board of Directors. Copies of these charters are available on our website (www.informationsg.com/governance).

        The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors
Robert J. Chrenc	Chairman	Member	Member
Gerald S. Hobbs	Member	Member	Member
Kalpana Raina	Member	Member	Member
Donald C. Waite III	Member	Member	Chairman
Robert E. Weissman	Member	Chairman	Member
	4 Meetings	2 Meetings	1 Meeting

Audit Committee

        Our Audit Committee consists of Mr. Hobbs, Ms. Raina, Mr. Waite and Mr. Weissman. The Audit Committee is responsible for, among other things:

  •
  selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

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  overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

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  pre-approving audit, other audit, audit related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

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  meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

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  reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

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  meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

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  reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

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  reviewing the internal audit function.

        In accordance with applicable federal securities laws and the rules of Nasdaq, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.

        The Audit Committee will at all times be composed exclusively of "independent directors" who are able to read and understand fundamental financial statements. In addition, ISG must certify to Nasdaq that it has, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies Nasdaq's definition of financial sophistication and also qualifies as an "audit committee financial expert," as defined under the rules and regulations of the SEC.

        Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        The Compensation Committee consists of Mr. Weissman, as Chairman, Mr. Hobbs, Ms. Raina and Mr. Waite. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity Incentive Plan and the 2007 Employee Stock Purchase Plan. The Compensation Committee is also responsible for, among other things:

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  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

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  reviewing with the Chief Executive Officer the performance and compensation of all other executive officers;

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  reviewing and discussing the Compensation Discussion and Analysis section contained in this Proxy Statement; and

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  reviewing and establishing policies concerning any management perquisite and similar benefits.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC, the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee, and our standards of independence.

        No executive officer of ISG: (1) served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of ISG; (2) served as a director of another entity, one of whose executive officers served on the Compensation Committee of ISG; or (3) served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ISG.

        The Compensation Committee has retained Steven Hall & Partners ("SH&P") to advise it in connection with fulfilling its responsibilities with respect to the Company's executive and Board of Director compensation programs. For a discussion of the nature and scope of SH&P's assignment, and the material elements of the instructions or directions given to SH&P with respect to the performance of their duties under the engagement, please see: "Use of Third Party Consultants" on page 18. SH&P maintains no other direct or indirect business relationships with the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Mr. Waite, as Chairman, Mr. Hobbs, Ms. Raina and Mr. Weissman. The Nominating and Corporate Governance Committee is responsible for, among other things:

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  developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;

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  identifying and reviewing the qualifications of candidates for Board membership;

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  recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;

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  recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

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  recommending to the Board of Directors committee memberships and chairpersons; and

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  consulting with the Board of Directors annually regarding the independence of each member of the Board.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by Nasdaq, the rules of the

SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee, and our standards of independence.

        The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account, without limitation, factors such as judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals who it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company's stockholders.

        In assessing stockholder nominees, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under "Stockholder Proposals and Nominations."

Oversight of Risk Management

        On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company's risk management policies and procedures. The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company's Chief Financial Officer is responsible for the Company's risk management function and regularly works closely with the Company's senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company's Audit Committee regarding the Company's risk management policies and procedures. In that regard, the Company's Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of their discussions with the Chief Financial Officer regarding the Company's risk management efforts.

        With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking. The compensation programs generally are not believed to encourage risks that are reasonably likely to have material adverse effect on the Company.

Code of Ethics

        We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq. You may obtain a copy of ISG's code of ethics, free of charge, by contacting our Corporate Secretary. You can also find a link to the code on our website (www.informationsg.com). ISG intends to disclose amendments to or waivers from a required provision of its code on Form 8-K.

Certain Relationships and Transactions with Related Persons

        On February 6, 2007, ISG entered into a registration rights agreement with certain stockholders including Oenoke Partners, LLC, which was an affiliate of Mr. Connors, and Robert E. Weissman under which these stockholders are entitled to make up to two demands that we register the resale of their shares. These stockholders may elect to exercise these registration rights at any time, subject to the transfer restrictions imposed by the lock-up agreements. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to November 16, 2007, subject to the transfer restrictions imposed by the lock-up agreements. ISG will bear the expenses incurred in connection with the filing of any such registration statements.

        ISG's policy is to require that any transaction with a related person required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by a majority of independent, disinterested directors. ISG has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

Stockholder Communications with Directors

        Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Corporate Secretary
Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut
Fax: (203) 517-3199

        Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

        The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our General Counsel.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On March 8, 2011, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as independent registered public accounting firm for the fiscal year ending December 31, 2011. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2011.

        Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2011. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

        The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and December 31, 2009 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2010	December 31, 2009
Audit Fees(1)	$495,000	$519,376
Audit-Related Fees(2)	46,919	3,999
Tax Fees(3)	97,961	172,483
Other Fees(4)	578,000	—

Total Fees	$1,217,880	$695,858

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category also includes fees related to software licenses and services rendered in connection with SEC registration statements.

(3)
Includes fees for professional services rendered in fiscal 2010 and 2009 in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

(4)
Includes fees for due diligence work in connection with the acquisitions of Compass and STA Consulting.

        The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to the Company's management.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

        The Board of Directors recommends a vote "FOR" the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

REPORT OF THE AUDIT COMMITTEE

        The directors who serve on the Audit Committee are all "independent" in accordance with Nasdaq requirements, the applicable SEC rules and regulations and our standards of independence. We have reviewed and discussed with management the Company's Annual Report on Form 10-K, which includes the Company's audited consolidated financial statements for the year ended December 31, 2010, management's report on internal control over financial reporting as of December 31, 2010 and the independent registered public accounting firm's attestation report (which are required pursuant to Section 404 of the Sarbanes-Oxley Act of 2002).

        During 2010, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2010. As part of the Company's governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Board of Directors adopted changes to the Audit Committee charter in January 2008. The revised Audit Committee charter can be obtained through our website (www.informationsg.com).

        We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the Company's Annual Report on Form 10-K for the year ended December 31, 2010 be filed with the Securities and Exchange Commission.

        During 2010, Robert J. Chrenc, Robert E. Weissman, Gerald S. Hobbs, Kalpana Raina and Donald C. Waite III served as members of the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
THE AUDIT COMMITTEE Mr. Gerald S. Hobbs Ms. Kalpana Raina Mr. Donald C. Waite III Mr. Robert E. Weissman

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act")) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement pursuant to the rules of the SEC on pages 18-27. The language of the resolution is as follows:

        "RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION IS HEREBY APPROVED."

        In considering your vote, you may wish to review with care the information on the Company's compensation policies and decisions regarding the Named Executive Officers presented in Compensation Discussion and Analysis on pages 18-23, as well as the discussion regarding the Compensation Committee on pages 7-8.

        In particular, stockholders should note the following:

    •
    As noted in the Compensation Discussion and Analysis, the Company believes management compensation should be competitive with market practices, provide reward based on the attainment of Company objectives and tightly align management with the interests of stockholders.

    •
    At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company's Named Executive Officers include a mix of base salary, annual performance-based cash incentive and an equity component with multi-year vesting.

    •
    The Company believes that the compensation provided to the Named Executive Officers is competitive with its peer group, is predicated on "pay for performance" and is tightly aligned with the interests of the Company's stockholders.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

 PROPOSAL NO. 4
NON-BINDING ADVISORY VOTE ON THE FREQUENCY
OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in this Proxy Statement a separate resolution subject to stockholder vote to determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding advisory vote in Proposal No. 3 on page 14) should occur every one, two or three years.

        In considering your vote, you may wish to review with care the information on the Company's compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 18-27, as well as the discussion regarding the Compensation Committee on pages 7-8.

        This Annual Meeting will provide stockholders the opportunity to express their views on the Company's compensation system through a non-binding advisory vote. Moreover, stockholders will also have the opportunity at this Annual Meeting to hold a non-binding advisory vote on the frequency of subsequent advisory votes.

        The Company believes that sustainable compensation systems operate optimally in tandem with multi-year business plans and only achieve their intended results when judged over time. Accordingly, the Company believes the three-year cycle for non-binding, consultative votes allows stockholders to take a longer term view of the compensation system and its results.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "THREE YEARS" WITH RESPECT TO HOW FREQUENTLY A STOCKHOLDER VOTE TO APPROVE, IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

MANAGEMENT

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position
Michael P. Connors	55	Chairman of the Board and Chief Executive Officer
David E. Berger	54	Executive Vice President and Chief Financial Officer
David Whitmore	51	Vice Chairman, Chief Executive Officer of Compass
Gerald S. Hobbs	69	Director
Kalpana Raina	55	Director
Donald C. Waite III	69	Director
Robert E. Weissman	70	Director

Management

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU is a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprises VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November, 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of Eastman Chemical Company. Also, during the past five years, Mr. Connors served as a member of the Boards of Directors of R.H. Donnelley Corporation and NetRatings, Inc.

        David E. Berger has served as our Executive Vice President and Chief Financial Officer since October 2009. Prior to joining ISG, Mr. Berger was Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company where he spent more than eight years. Prior to joining Nielsen in 2001 he had been employed for almost ten years at Simon & Schuster and Viacom in varying senior management capacities leaving as Senior Vice President, Finance and Development. Prior to his tenure at Simon & Schuster/Viacom, Mr. Berger worked at American National Can Company where he was Chief Financial Officer of one of its largest divisions. Mr. Berger started his professional career with the public accounting firm of Touche Ross and Company. Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

        David Whitmore has served as our Vice Chairman and Chief Executive Officer of Compass, a wholly-owned subsidiary of the Company, since January 2011. Mr. Whitmore joined Compass in 2007. Prior to joining Compass, Mr. Whitmore was the Chief Executive of 4future, a UK based consulting firm from 2005 to 2007, and was previously European President of Proudfoot Consulting in 2004. Prior to that he spent over 20 years at Arthur Andersen where from 2001 he was Managing Partner of the European, Middle East and Africa Assurance and Business Advisory business and before that the Managing Partner of the UK business. Mr. Whitmore is also a Member of the Advisory Board of the Warwick Business School.

Directors

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at Boston Ventures. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He is currently a Director of BNA, Inc. and recently retired from The Nielsen Company board of directors.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen-year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina also is a director of RealNetworks (NASDAQ: RNWK), where she serves on the Audit committee and chairs the Nominating and Corporate Governance Committee, and John Wiley & Son (NYSE: JWa and JWb). She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The US- India Business Council.

        Donald C. Waite III has served as our Director since January, 2008. Mr. Waite is the Director of the Executives-in-Residence Program at Columbia Graduate School of Business, where he is an adjunct professor. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996-2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the McKinsey Investment Committee. Mr. Waite sits on the Board of Overseers of the Columbia Graduate School of Business as well as serving as Director of Presstek, Inc and The Guardian Life Insurance Company of America.

        Robert E. Weissman has served as our Director since August 2006. Mr. Weissman retired in January 2001 after years of experience as Chief Executive Officer for several public corporations. Most recently, Mr. Weissman was Chairman of the Board of Directors of IMS Health Incorporated (IMS), a provider of information to the pharmaceutical and healthcare industries. He served as both Chairman and Chief Executive Officer of IMS until March 1999 and he continued to serve as Chairman until 2001. Prior to his position with IMS, Mr. Weissman was Chairman and Chief Executive Officer of Cognizant Corporation, the former parent company of IMS, Nielsen Media Research, a provider of media data, and Gartner Group, an information technology research and advisory company, and prior to that, was Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation (D&B) from 1994 to 1996. Prior to his election as Chairman and Chief Executive Officer of D&B, he held the position of President and Chief Operating Officer of that company since 1985. From 2001 to 2005, Mr. Weissman was active as Chairman of Shelburne Partners, a private investment company that works with emerging companies in the United States and Europe. In addition, Mr. Weissman currently serves as a director of State Street Corporation, Pitney Bowes, Inc., and Cognizant Technology Solutions Corporation.

COMPENSATION OF OFFICERS AND DIRECTORS

Background

        The Company was formed as a blank check company on July 20, 2006 to serve as a vehicle for the acquisition of a then unidentified operating business. On November 16, 2007, the Company completed the acquisition of TPI and 2008 was the Company's first full year as a public operating company. This discussion addresses compensation as it relates to ISG's named executive officers: Michael P. Connors, Chairman and Chief Executive Officer; David E. Berger, Executive Vice President and Chief Financial Officer; Arno Franz, Partner & Regional President, Asia Pacific, TPI; and Mark Mayo, Partner and President, TPI Global Operations (herein referred to as the "Named Executive Officers").

Oversight of Compensation

        The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See pages 7-8 for further details regarding the duties and responsibilities of the Compensation Committee.

Use of Third Party Consultants

        Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Steven Hall & Partners ("SH&P") as its independent compensation consultant to report and advise on matters related to executive and director compensation and related corporate governance concerns.

        SH&P was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that SH&P will interact with the Company's management when appropriate to gather internal perspectives and relevant company and compensation data. In addition, SH&P may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee or the Board of Directors, or the Chairman and Chief Executive Officer of the Board of Directors in developing recommendations for the Compensation Committee's consideration.

        The Compensation Committee calls upon SH&P, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs. The Compensation Committee may also ask SH&P to review and provide advice related to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee's compensation philosophy and in comparison to programs at other companies.

        SH&P provides only executive compensation consulting services to us, and does not provide other services such as employee compensation, benefits administration or actuarial services.

Compensation Discussion and Analysis

        It is the Company's intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders. In structuring the

Company's executive compensation programs, we intend to be guided by the following basic philosophies:

  •
  Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer's level of responsibility increases, a greater portion of the officer's total compensation should be dependent on the Company's performance and stockholder returns.

  •
  Pay for Performance.  A substantial portion of compensation should be tied to achievement of Company and individual performance goals based on the Company's annual objectives and long-term business strategy. Such incentives should be appropriate to our Company's business mission and not encourage Named Executive Officers or other employees to expose the Company to risk that is reasonably likely to have a material adverse effect on the Company.

  •
  Competition.  The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.

Elements of Compensation

        As described in more detail below, the material elements of our executive compensation program will include some or a mix of the following, at the discretion of the Compensation Committee: base salary, an annual cash incentive opportunity and an equity component. We believe that these elements of our executive compensation program are critical in helping us achieve our business objectives.

  •
  Fixed Compensation.  Base salary is the element of our current executive compensation program where its value in any given year is generally not variable. Base salaries are paid on a current basis.

  •
  Variable Incentive Compensation.  We anticipate that any annual incentive awards or the realization of compensation from equity awarded in any given year will depend on the performance of the individual and the performance of the Company. Any annual incentive award would generally be paid out on a short-term basis, such as at year end or upon completion of significant projects. Equity awards would generally be made on a longer-term basis. We believe that the proper balance of longer-term and short-term elements will focus our executives on achievement of annual objectives and fulfillment of our strategy to create long-term value for our stockholders.

        These compensation elements are intended to create a total compensation package for each executive that we believe will achieve the Company's objectives and provide fair and competitive opportunities.

Base Salary

        The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company ("internal pay equity"), tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate.

        Effective July 1, 2009, Mr. Connors began receiving an annual base salary of $650,000. On September 24, 2009, Mr. Berger signed an employment letter with ISG (the "Employment Letter"). Pursuant to the Employment Letter, Mr. Berger receives an annual base salary of $550,000. For 2010, Messrs. Connors and Berger did not receive an increase in their respective base salaries. For 2010,

Mr. Franz received a base salary of $409,458 and Mr. Mayo received a base salary of $418,750. For 2011, the base salaries of Messrs. Connors, Berger and Mayo are frozen at prior year levels and Mr. Franz received a 3.75% increase in his base salary.

        The Compensation Committee referred to various data provided by SH&P for background information and took into account other information regarding the individuals. The data provided by SH&P was used for general reference and for perspective on market compensation practices, and not to specifically benchmark Named Executive Officer salary levels to any percentile or to within a range of percentiles derived from the background data.

        Individual factors considered by the Compensation Committee in determining the base salary of Mr. Connors were primarily (i) the experiences and capabilities of Mr. Connors which qualify him to hold comparable positions at significantly larger publicly held companies, (ii) Mr. Connors' salary and total compensation in prior positions, (iii) the current and anticipated future benefit to ISG from having a well qualified executive, which enables ISG to pursue its business strategy of acquiring, integrating and managing additional businesses under the leadership of an experienced manager who has achieved previous business success, (iv) the absence of any compensation for prior service to ISG and (v) the absence of other standard elements of compensation customarily provided to executive officers in comparable positions at other companies. Individual factors considered by the Compensation Committee in determining the base salary of Mr. Berger include: (i) a competitive base salary in order to attract, retain and motivate a chief financial officer, (ii) the experiences and capabilities of Mr. Berger which qualify him to hold a comparable position at a larger publicly held company and (iii) Mr. Berger's salary and total compensation in prior positions. Individual factors considered in determining the base salaries of Messrs. Franz and Mayo included: (i) their responsibilities, (ii) their level of experience, (iii) individual performance and (iv) equitable levels of salary in relation to compensation of other employees with high-level positions. In making its determinations on base salary, the Compensation Committee took into account the fact that ISG evaluated each Named Executive Officer's overall job performance as highly satisfactory, without rating individual accomplishments. The Compensation Committee's decision on base salaries represented an exercise of its judgment based on the considerations described above, without specifically weighing separate factors.

Annual Bonus and Incentive Awards

        The Compensation Committee may award discretionary performance bonuses to certain executives. Any discretionary performance bonus will depend upon the financial results of the Company and the executive's contribution to such results based on the Compensation Committee's assessment of the Company's profitable growth and strategic progress, as well as the executive's own performance.

        Pursuant to the Employment Letter, Mr. Berger had a target bonus opportunity of $350,000 for 2010 that was guaranteed if Mr. Berger remained employed with the Company through December 31, 2010. This amount was paid as Mr. Berger's 2010 bonus. The Compensation Committee agreed to this incentive award in connection with the hiring of Mr. Berger based on its assessment of the competitive market pay levels for a chief financial officer and the need to attract, retain and motivate an executive with Mr. Berger's experience.

        For 2010, Mr. Franz was awarded an incentive bonus of $20,473 in recognition of his performance in delivering growth in Asia Pacific revenue in 2010 compared to the prior year, in constant currency terms. For 2010, Mr. Mayo was awarded an incentive bonus of $7,000 in recognition of his role in connection with the Company's successful acquisition of STA Consulting.

Long-Term Equity Incentive Awards

        The Compensation Committee has the authority to grant stock options, restricted stock and other awards under the Company's Amended and Restated 2007 Equity Incentive Plan to executives.

        The Compensation Committee believes that the executives' long-term compensation should be directly linked to the Company's strategic progress and creation of stockholder value. The Company does not make regular annual awards of equity as part of its overall compensation program. Rather, at its discretion, the Compensation Committee periodically makes awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise and marketplace practice. In addition, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company.

        None of the Named Executive Officers received an equity award in 2010.

        On January 7, 2011, the Company granted 200,000 restricted stock units to Mr. Connors and 75,000 restricted stock units each to Messrs. Berger, Franz and Mayo. All of these restricted stock units granted vest ratably on the first, second, third and fourth anniversaries of January 7, 2011 (or earlier in the event of a change of control of ISG or such officer's death or disability). Upon vesting, the restricted stock units will be settled in shares of common stock. These restricted stock units were awarded to enhance retention of the Named Executive Officers. The Compensation Committee also considered that Mr. Connors has not received any long-term incentive awards since inception of the Company and that he did not begin receiving a base salary until July 1, 2009. Also considered was the fact that Messrs. Connors, Berger and Mayo played a significant role in the successful acquisitions of Compass and STA Consulting. The awards were granted in fiscal 2011, and therefore are not shown in the compensation tables in this Proxy Statement, which reflect compensation for fiscal 2010 and earlier years.

        Pursuant to the terms of his Employment Letter, Mr. Berger was granted 125,000 restricted stock units that will vest ratably on the first, second, third and fourth anniversaries of October 5, 2009 (or earlier in the event of a change of control of ISG or such officer's death or disability). Upon vesting, the restricted stock units will be settled in shares of common stock. The Compensation Committee awarded the restricted stock units to Mr. Berger in order to attract and retain him as the Chief Financial Officer of ISG and to align his interests with those of the ISG stockholders. The Compensation Committee considered the competitive market for an executive with Mr. Berger's talent and experience, and determined that the grant of restricted stock units was necessary and appropriate to induce Mr. Berger to join the Company.

        The Compensation Committee believes that restricted stock units enhance the retention of executives because they generally vest ratably over a four-year period. The Compensation Committee may consider establishing a program whereby executives' long-term compensation may be granted in the form of awards such as stock options, stock appreciation rights, performance shares and/or restricted stock units, on an annual basis.

Severance and Other Benefits Upon Termination of Employment

        In determining whether to enter into an agreement with an executive officer providing that the Company would make severance payments if it were to terminate the executive officer's employment, the Compensation Committee considers the significance of the executive officer's position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them in long-term service agreeing to the Company.

        In connection with the hiring of Mr. Berger in 2009, the Company entered into an agreement with him on October 5, 2009, which provides that, in the event of certain terminations of his employment, he will receive a severance payment in an amount equal to his base salary plus target bonus for the applicable year. These severance obligations will be triggered if Mr. Berger is terminated by ISG

"without cause" or if Mr. Berger resigns for "good reason." "Cause" is defined in the severance agreement as (a) the executive's willful misconduct with regard to the Company; (b) any act involving fraud or material dishonesty in connection with the business of the Company or its affiliates; (c) a material violation of the Company's code of conduct or other policy; or (d) conviction of, or a plea of nolo contendere to, any felony. "Good reason" is defined in the severance agreement as, without the executive's express written consent, the occurrence of any of the following circumstances: (i) a reduction in the executive's annual base salary and/or target annual incentive (excluding any reduction in the executive's base salary and/or target annual incentive that is part of a plan to reduce compensation of comparably situated employees of the Company generally; (ii) a material diminution in the nature or scope of the executive's responsibilities, duties or authority; (iii) the relocation by the Company of the executive's primary place of employment with the Company to a location more than fifty (50) miles outside of the executive's current principal place of employment (which shall not be deemed to occur due to a requirement that the executive travel in connection with the performance of his or her duties); or (iv) the Company giving notice of non-extension of the term of the severance agreement (which the parties agree constitutes a material breach of the severance agreement). The Compensation Committee believes that the provisions in the severance agreement with Mr. Berger governing termination and severance arrangements are consistent with ISG's compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements

        To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company entered into Change in Control Agreements with Messrs. Connors, Berger and Mayo on January 7, 2011. The Change in Control Agreements are intended to align executive and stockholder interests by enabling each executive to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the executive's own employment.

        The Change in Control Agreements are in effect for the period from January 7, 2011 through January 7, 2013, but will automatically extend for successive one-year periods unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term. The agreements provide a lump sum payment as a result of a termination of employment by the Company without cause or by the employee for good reason during the two years following a change in control, plus protection for pre-change in control terminations that occur in the sixty days prior to a change in control at the request of an acquirer or otherwise in anticipation of a change in control. The payment (severance amount) for each named executive officer consists of (i) a lump-sum cash severance payment equal to a multiple (2.0 times for Mr. Connors and 1.0 times for Messrs. Berger and Mayo) of the sum of base salary at termination plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the change in control occurs, (ii) a lump-sum cash payment of any accrued but unpaid base salary, any unpaid bonus for the year prior to the year of termination that would have been paid if the executive had remained employed through the determination date of such bonus, a pro rata portion of the target bonus for the year of termination, and any accrued vacation pay and (iii) a cash payment equal to the cost of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period. Based in part upon information provided by SH&P, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.

        Pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a change in control, (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

Employment Letter with Mr. Berger

        As discussed above, on September 24, 2009, Mr. Berger entered into the Employment Letter with the Company. The base salary, bonus opportunity and other compensation provided under the Employment Letter are discussed above. In connection with the grant of restricted stock units to Mr. Berger, he was required to execute the Company's standard restrictive covenant agreement. Also, pursuant to the Employment Letter, Mr. Berger was required to purchase 125,000 shares of ISG common stock, which he purchased on November 12, 2009. Finally, as discussed above, Mr. Berger entered into an agreement with the Company providing for potential severance payments and benefits. The Compensation Committee believes that entering into the Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Berger to become an executive officer and to promote his long-term service to the Company.

Option Grant Practices and Policies

        It is the practice of the Compensation Committee to grant stock options under the Amended and Restated 2007 Equity Incentive Plan with an exercise price equal to or greater than the closing price of the Company's Common Stock on the date of grant. The date of grant in all cases must be the day upon which the Compensation Committee has approved the grant or a day following such approval that is pre-specified by the Compensation Committee in its approval of the grant.

Insider Trading Policy

        Our insider trading policy permits directors, executive officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. The insider trading policy also prohibits directors, executive officers and other key employees to buy or sell puts, calls, options or similar derivative securities based on the value of ISG securities, including for hedging purposes.

Section 162(m) Policy

        Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based. The Compensation Committee intends to consider the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. Section 162(m) did not limit our tax deductions relating to compensation recognized as income by our Named Executive Officers in 2010.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to ISG's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        During 2010, Robert E. Weissman (Chairman), Robert J. Chrenc, Gerald S. Hobbs, Kalpana Raina and Donald C. Waite III served as members of the Compensation Committee.

        The foregoing report is provided by the following directors, who constitute the Committee:

                      THE COMPENSATION COMMITTEE
                      Mr. Robert E. Weissman (Chairman)
                      Mr. Gerald S. Hobbs
                      Ms. Kalpana Raina
                      Mr. Donald C. Waite III

SUMMARY COMPENSATION TABLE

        The "Summary Compensation Table" below quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in 2010, 2009 and 2008, as applicable. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, annual bonus awards and stock awards, as further described in the footnotes to the table identified therein. The following table presents information regarding compensation of our Named Executive Officers for services rendered during 2010, 2009 and 2008, as applicable.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)		Total ($)
Michael P. Connors	2010	$650,000		$—		$—		$—	$—	$—	$7,350		$657,350
Chairman and Chief	2009	$325,000	(2)	$—		$—		$—	$—	$—	$9,800		$334,800
Executive Officer	2008	$—		$325,000		$—		$—	$—	$—	$—		$325,000
David E. Berger	2010	$550,000		$350,000		$—		$—	$—	$—	$7,350		$907,350
Executive Vice President	2009	$133,622	(3)	$—		$460,000	(5)	$—	$—	$—	$1,875		$595,497
and Chief Financial Officer
Arno Franz(1)	2010	$409,458	(4)	$20,473	(4)	$—		$—	$—	$—	$15,181	(4)	$445,112
Partner & Regional
President, Asia Pacific, TPI
Mark Mayo(1)	2010	$418,750		$7,000		$—		$—	$—	$—	$7,350		$433,100
Partner and President,
TPI Global Operations

(1)
Messrs. Franz and Mayo were not Named Executive Officers in 2009 or 2008.

(2)
On July 1, 2009, the Compensation Committee of the Board of Directors of ISG approved an annual base salary of $650,000, effective July 1, 2009, for the Chief Executive Officer Michael P. Connors. The amounts reflected are the portion of the annual salary earned from July 1, 2009 through December 31, 2009.

(3)
On September 24, 2009, David E. Berger signed an employment letter with ISG to serve as Executive Vice President and Chief Financial Officer. Pursuant to the employment letter, Mr. Berger receives an annual base salary of $550,000 effective October 5, 2009. The amounts reflected are the portion of the annual salary earned from October 5, 2009 through December 31, 2009. Mr. Berger was not employed by ISG during 2008.

(4)
Mr. Franz's base salary, bonus and superannuation contribution amount are paid in Australian dollars which amounts have been converted to U.S. dollars at an exchange rate of 0.9769, which is the exchange rate as of December 31, 2010.

(5)
Represents the aggregate grant date fair value of Mr. Berger's equity award granted in 2009 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price on the Nasdaq Global Market on the grant date.

(6)
Pursuant to ISG's qualified defined contribution profit-sharing plan for U.S.-based employees, Messrs. Connors, Berger and Mayo receive an annual contribution based on their cash compensation. Mr. Franz is an employee based in Australia and ISG is required by Australian law to make a contribution to his superannuation fund.

Grant of Plan Based Awards During 2010

        None of the Named Executive Officers received any equity awards or awards under a non-equity incentive plan during 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End
	Option Awards(1)					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mr. Berger	10/5/09	—	—	—	—	93,750	$194,062	—	—
Mr. Franz	12/10/08	10,000	10,000	$3.18	12/10/18	12,500	$25,875	—	—
	11/16/07	8,593	2,865	$7.20	11/16/17	4,722	$9,775	—	—
Mr. Mayo	12/10/08	15,000	15,000	$3.18	12/10/18	20,000	$41,400	—	—
	11/16/07	25,781	8,594	$7.20	11/16/17	14,167	$29,326	—	—

(1)
The 2008 and 2007 awards set forth in the Option Awards column for Messrs. Franz and Mayo are grants of stock appreciation rights (SARs) payable in shares of Company common stock. The SARs vest and become exercisable with respect to 25% of the shares subject to the SARs on the first, second, third and fourth anniversaries of the grant date, so long as the participant remains employed with the Company. Assuming the participant remains employed with the Company, the SARs expire on the tenth anniversary of the grant date.

(2)
The market value is based on the closing price of the Company's common stock on December 31, 2010 of $2.07, multiplied by the number of share or units.

        The following table provides information regarding the amounts received by our Named Executive Officers as a result of the vesting of restricted stock units during the year ended December 31, 2010.

Stock Vested in 2010
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Berger	31,250	$56,250
Mr. Franz	6,250	$12,188
Mr. Mayo	10,000	$19,500

(1)
Value realized on vesting is based on the fair market value of the shares at the time of vesting.

Pension Benefits

        The Company's Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by the Company during 2010, 2009 or 2008.

Potential Payments Upon Termination or Change of Control

        Pursuant to Mr. Berger's Employment Letter, if at December 31, 2010, ISG terminated Mr. Berger's employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $900,000.

        As described under "Compensation Discussion and Analysis—Change in Control Arrangements" above, pursuant to the terms of the Amended and Restated 2007 Equity Incentive Plan, in the event of a change of control, the Compensation Committee may accelerate the vesting of outstanding awards then held by participants.

DIRECTOR COMPENSATION

        The following table presents information regarding equity awards granted to our non-employee directors during 2010. Our non-employee directors receive no other compensation for their services.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert J. Chrenc	$—	$74,000	$—	$74,000
Gerald S. Hobbs	$—	$74,000	$—	$74,000
Kalpana Raina	$—	$74,000	$—	$74,000
Donald C. Waite III	$—	$74,000	$—	$74,000
Robert E. Weissman	$—	$74,000	$—	$74,000

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price in the Nasdaq Global Market on the grant date. On December 13, 2010, pursuant to the Amended and Restated 2007 Equity Incentive Plan, the following members of the ISG Board of Directors each received a grant of 40,000 restricted stock units of ISG common stock: Robert J. Chrenc, Gerald S. Hobbs, Kalpana Raina, Donald C. Waite III and Robert E. Weissman. The restricted stock units shall become vested in three equal installments on each of the first, second and third anniversaries of December 13, 2010 (or earlier in the event of a change of control of ISG or such director's death or disability). This grant represents compensation for their service on the Board of Directors for the fiscal year ending on December 31, 2011.

On December 14, 2009, pursuant to the Amended and Restated 2007 Equity Incentive Plan, the following members of the ISG Board of Directors each received a grant of 40,000 restricted stock units of ISG common stock: Robert J. Chrenc, Gerald S. Hobbs, R. Glenn Hubbard, Kalpana Raina, Donald C. Waite III and Robert E. Weissman. The restricted stock units shall become vested in three equal installments on each of the first, second and third anniversaries of December 14, 2009 (or earlier in the event of a change of control of ISG or such director's death or disability). This grant represented compensation for their service on the Board of Directors for the fiscal year ending on December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of ISG common stock as of March 31, 2011 by:

  •
  each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of ISG's named executive officers and directors; and

  •
  all of ISG's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of March 31, 2011, 36,268,623 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of March 31, 2011, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding at March 31, 2011. Beneficial ownership consists of sole power to vote and sole power to dispose of the shares, unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Common Stock
MCP GP II, Inc.(2)	5,000,000	12.1%
Morgan Stanley(3)	3,717,945	10.3%
Clint D. Carlson(4)	2,640,090	7.3%
Discovery Group I, LLC(5)	2,623,961	7.2%
Eric Semler(6)	2,151,023	5.9%
Bradley Louis Radoff(7)	2,045,000	5.6%
Richard G. Gould(8)	1,852,734	5.1%
Michael P. Connors(9)(10)	2,648,250	7.3%
David E. Berger(11)	156,250	*
Arno Franz(12)	45,255	*
Mark Mayo(13)	75,233	*
Gerald S. Hobbs(10)(14)	82,777	*
Kalpana Raina(10)(14)	31,666	*
Donald C. Waite III(10)(14)	82,777	*
Robert E. Weissman(10)(14)	176,527	*
All directors and executive officers as a group (8 individuals)	3,298,735	9.1%

*
Less than 1.0%

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

(2)
The information was derived from a Schedule 13G filed with the SEC on March 11, 2009 by MCP GP II, Inc., Monitor Clipper Partners II, L.P., Monitor Clipper Equity Partners II, L.P. and MCP-TPI Holdings, LLC ("MCP-TPI") (collectively, the "MCP Reporting Persons"). MCP-TPI has the right to acquire 5,000,000 shares of ISG's common stock (the "Warrant Shares") pursuant to a Common Stock Purchase Warrant dated November 16, 2007 issued by ISG to MCP-TPI, as amended from time to time (the "Warrant"). The initial exercise price for the Warrant Shares is $9.18 per share, as adjusted from time to time in accordance with the terms of the Warrant. The Warrant is exercisable by MCP-TPI at any time before November 16, 2012. The Warrant Shares may be deemed to be indirectly beneficially owned by the other MCP Reporting Persons. The business address of the MCP Reporting Persons is Two Canal Park, 4th Floor, Cambridge, Massachusetts 02141.

(3)
The business address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E), as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. The business address of Morgan Stanley Investment Management, Inc. is 522 Fifth Avenue, New York, NY 10036. The foregoing information was derived from a Schedule 13G/A, as filed with the SEC on February 9, 2011. The natural person(s) having voting or control power over Morgan Stanley and Morgan Stanley Investment Management Inc. are not known to ISG.

(4)
Carlson Capital L.P. filed a Schedule 13D on November 19, 2010 on behalf of (i) Double Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Double Offshore Ltd."), (ii) Black Diamond Offshore Ltd., a Cayman Islands exempted company ("Offshore Ltd." and together with Double Offshore Ltd., the "Funds"), (iii) Carlson Capital, L.P., a Delaware limited partnership ("Carlson Capital"), (iv) Asgard Investment Corp. II, a Delaware corporation and the general partner of Carlson Capital ("Asgard II"), (v) Asgard Investment Corp., a Delaware corporation and the sole shareholder of Asgard II ("Asgard") and (vi) Mr. Clint D. Carlson, President of Asgard II, Asgard and Carlson Capital and a Form 13F on February 14, 2011. The business address of Carlson Capital, L.P. is 2100 McKinney Avenue, Suite 1600, Dallas, Texas 75201. The 2,640,090 shares of Common Stock beneficially owned by Mr. Carlson, Carlson Capital, Asgard II and Asgard also reflected the 2,489,746 shares of Common Stock held by Double Offshore Ltd. and the 150,344 shares of Common Stock held by Offshore Ltd.

(5)
Discovery Group I, LLC ("Discovery") filed a Schedule 13D on January 11, 2011 on behalf of (i) Discovery Equity Partners, L.P. ("Discovery Partners"), (ii) Daniel J. Donoghue, a managing member of Discovery and (iii) Michael R. Murphy, a managing member of Discovery. The business address of Discovery is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606. The 2,623,961 shares of Common Stock beneficially owned by Messrs. Donoghue and Murphy and Discovery also reflected the 2,246,298 shares of Common Stock held by Discovery Partners.

(6)
Eric Semler, as manager of TCS Capital GP, LLC, controls and has beneficial ownership of these shares held by TCS Capital Investments, L.P., TCS Global Equity Master Fund, L.P., TCS Capital GP, LLC and TCS Capital Management, LLC (collectively, the "TCS Entities"). As a result, Mr. Semler is deemed to have beneficial ownership of 2,151,023 shares of common stock. The business address of Mr. Semler and each TCS Entity is 888 Seventh Avenue, Suite 1504, New York, NY 10019. The foregoing information was derived from a Schedule 13G filed on February 11, 2011.

(7)
Bradley Louis Radoff filed a Schedule 13G/A on February 14, 2011. The business address of Mr. Radoff is 1177 West Loop South, Suite 1625, Houston, Texas 77027.

(8)
The home address of Mr. Gould is 337 Canoe Hill Road, New Canaan, CT 06840.

(9)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer.

(10)
Each of these individuals is a director.

(11)
Mr. Berger serves as Executive Vice President and Chief Financial Officer.

(12)
Mr. Franz serves as Partner & Regional President, Asia Pacific, TPI.

(13)
Mr. Mayo serves as Partner & President, TPI Global Operations.

(14)
Messrs. Hobbs, Waite and Weissman were awarded 69,444 restricted stock units on January 18, 2008, which vest in three equal installments on each of the first, second and third anniversaries of January 18, 2008 (or earlier in the event of a change of control of ISG or such director's death or disability). Ms. Raina was awarded 55,000 restricted stock units on August 3, 2009, which vest in three equal installments on each of the first, second and third anniversaries of August 3, 2009 (or earlier in the event of a change of control of ISG or such director's death or disability). Messrs. Hobbs, Waite, Weissman and Ms. Raina were awarded 40,000 restricted stock units on December 14, 2009, which vest in three equal installments on each of the first, second and third anniversaries of December 14, 2009 (or earlier in the event of a change of control of ISG or such director's death or disability). Messrs. Hobbs, Waite, Weissman and Ms. Raina were awarded 40,000 restricted stock units on December 13, 2010, which vest in three equal installments on each of the first, second and third anniversaries of December 13, 2010 (or earlier in the event of a change of control of ISG or such director's death or disability).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, ISG's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG's review of Forms 3, 4 and 5 filed by such persons, it believes that during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Any stockholder desiring to submit a proposal to be presented for consideration in our 2011 Proxy Statement must submit such proposal, including proposals with respect to recommending director candidates, to us no later than the close of business on December 10, 2010. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held. Any stockholder who wishes to present a proposal at our 2011 Annual Meeting, outside the processes of Rule 14a-8 of the Exchange Act, must submit such proposal to us no later than the close of business on February 1, 2011. All proposals should be sent by Certified Mail—Return Receipt Requested to the attention of the Corporate Secretary, Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

        Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee. Such notice must include the name, address, and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee's consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The notice must be delivered to the Corporate Secretary, who will forward the notice to the Nominating and Corporate Governance Committee for consideration.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2011 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Michael P. Connors Chairman of the Board and Chief Executive Officer

April 8, 2011

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Note: Such other business as may properly come before the meeting or any adjournment thereof. THE DIRECTORS RECOMMEND A VOTE “FOR” THE NOMINEE, “FOR” ITEMS 2 AND 3 AND “THREE YEARS” FOR ITEM 4 FOR AGAINST ABSTAIN VOTE BY MAIL Please sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Information Services Group, Inc., c/o Continental Stock Transfer & Trust Co., 17 Battery Place, 8th Floor, New York, NY 10004. Information Services Group, Inc. Signature Signature Date , 2011. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: FOR WITHHELD Nominee 1. Gerald S. Hobbs Vote on Director 1. To elect as Director of Information Services Group, Inc. the nominee listed below: Vote on Proposals TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: INFORMATION SERVICES GROUP, INC. KEEP THIS PORTION FOR YOUR RECORDS X 2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. FOR AGAINST ABSTAIN 3. Proposal to approve, in a non-binding, advisory vote, the compensation paid to the Company’s named executive officers. 2 YEARS 1 YEAR ABSTAIN 3 YEARS 4. Proposal to determine, in a non-binding, advisory vote, whether a stockholder vote to approve the compensation paid to the Company’s named executive officers should occur every one, two or three years. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of the nominee and items 2 and 3 and THREE YEARS for item 4.

INFORMATION SERVICES GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 16, 2011 The stockholder(s) hereby appoint David E. Berger and Harry Somerdyk, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 16, 2011, at the offices of the Company, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSALS TWO AND THREE AND “THREE YEARS” FOR PROPOSAL FOUR. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY